As filed with the Securities and Exchange Commission on March 18, 2013

Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

UNIVERSAL BUSINESS PAYMENT SOLUTIONS ACQUISITION CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	90-0632274 (IRS Employer Identification Number)

1175 Lancaster Avenue, Suite 100, Berwyn, PA, 19132
(484) 324-7980
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Bipin C. Shah
Chief Executive Officer
Universal Business Payment Solutions Acquisition Corporation
 1175 Lancaster Avenue, Suite 100
Berwyn, PA, 19132
(484) 324-7980
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

             If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

             If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

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             If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

             If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

             Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value per share	10,204,026	$3.19	$32,550,842.94	$4,439.93
Common Stock, $0.001 par value per share, issuable upon conversion of convertible notes	2,941,748	$3.19	$9,384,176.12	$1,280.00
Total	13,145,774	$3.19	$41,935,019.06	$5,719.94

(1)	In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s common stock on March 12, 2013, as reported on the Nasdaq Capital Market.

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The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion, Dated March 18, 2013

PROSPECTUS

UNIVERSAL BUSINESS PAYMENT SOLUTIONS ACQUISITION CORPORATION

13,145,774 Shares of Common Stock

The selling stockholders identified in this prospectus are offering for sale for their own account, from time to time, up to an aggregate of 13,145,774 shares of our common stock, $0.001 par value per share, including up to an aggregate of 2,941,748 shares of our common stock issuable upon the conversion of outstanding convertible notes. The selling stockholders acquired their shares from us in a private placement of shares of common stock and convertible notes that closed on December 28, 2012 and in a private placement that took place prior to our initial public offering (the “IPO”) and is more fully described on page 16 of this prospectus under the heading “Selling Stockholders.”

We will not receive any of the proceeds from the sale of shares by the selling stockholders. See “Use of Proceeds” on page 16 of this prospectus.

Our Common Stock is quoted on the Nasdaq Capital Market under the symbol “UBPS”. On March 12, 2013, the last reported sale price for our Common Stock was $3.42.

 The selling stockholders may, from time to time, offer and sell or otherwise dispose of any or all of the shares of common stock described in this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices, and may be to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling stockholders will bear all discounts, concessions, commissions and similar expenses, if any, attributable to the sale of shares. We will bear all other costs, expenses, and fees in connection with the registration of the shares. See “Plan of Distribution” on page 19 of this prospectus for more information about how the selling stockholders may sell or dispose of their shares of common stock.

Investing in our stock involves a high degree of risk. See “Risk Factors” beginning on Page 7 for information that you should be considered before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 18, 2013

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Neither the delivery of this prospectus, nor any sale of the shares, shall create any implication that the information in this prospectus is correct after the date hereof.

This prospectus is not an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation is illegal.

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PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before investing in our common stock. Prior to deciding to invest in our common stock, you should read this entire prospectus carefully, including the section entitled “Risk Factors” and other information incorporated herein by reference. Unless otherwise specified, references in this prospectus to “UBPS,” the “Company,” “we,” “our” and “us” refer to Universal Business Payment Solutions Acquisition Corporation.

Our Business

We are a provider of payment services – debit and credit card processing, payroll, and card services to businesses and their employees throughout the United States. We provide these services through two wholly-owned subsidiaries, JetPay LLC (“JetPay”), which provides debit and credit processing and ACH payment services to businesses with a focus on those processing internet transactions and recurring billing, and AD Computer Corporation (“ADC” or the “ADC Entities”), which provides payroll, tax filing, and related services to small and medium-sized employers. We also operate JetPay Card Services, a division which is focused on providing low-cost money management and payment services to un-banked and under-banked employees of our business customers.

Our principal executive offices are located at 1175 Lancaster Avenue, Suite 100, Berwyn, PA 19312, and our telephone number at that location is (484) 324-7980. Our web site is located at www.ubpsac.com. The reference to our website is intended to be an inactive textual reference and the contents of our website are not intended to be incorporated into this prospectus

The Offering

Securities Offered	Up to an aggregate of 13,145,774 shares of our common stock, $0.001 par value per share, including up to an aggregate of 2,941,748 shares of our common stock issuable upon the conversion of outstanding convertible notes, may be sold by selling stockholders from time to time pursuant to this registration statement.

Manner of Offering	The selling stockholders may, from time to time, offer and sell or otherwise dispose of any or all of the shares of common stock described in this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices, and may be to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling stockholders will bear all discounts, concessions, commissions and similar expenses, if any, attributable to the sale of shares. We will bear all other costs, expenses, and fees in connection with the registration of the shares. See “Plan of Distribution” on page 19 of this prospectus for more information about how the selling stockholders may sell or dispose of their shares of common stock.

Use of Proceeds	We will not receive any of the proceeds from the sale of shares by the selling stockholders. See “Use of Proceeds” on page 16 of this prospectus.

Risks Affecting Us

We are subject to a number of risks that you should be aware of before you decide to purchase our common stock. These risks are discussed more fully in the section captioned “Risk Factors,” beginning on page 7 of this prospectus.

Corporate Information

We were incorporated in Delaware on November 12, 2010. Our principal executive offices are located at1175 Lancaster Avenue, Suite 100, Berwyn, PA, 19312. Our telephone number is (484) 324-7980. Our website is www.ubpsac.com. Information contained on our website is not incorporated by reference into and does not constitute part of this prospectus.

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RISK FACTORS

If you purchase our common stock, you will be taking on a high degree of financial risk. In deciding whether to purchase our common stock, you should carefully consider the following discussion of risks, together with the other information contained in this prospectus. The occurrence of any of the following risks could materially harm our business and financial condition and our ability to raise additional capital in the future. In that event, the market price of our common stock could decline and you could lose part or all of your investment.

Risks Related to JetPay

JetPay may face losses as a result of chargebacks with respect to Direct Air.

Direct Air, a customer of JetPay, abruptly ceased operations on or about March 13, 2012. As a result, Merrick Bank, JetPay’s sponsor bank with respect to this particular merchant, has incurred chargeback losses in excess of $25 million. It is also possible that other chargebacks will be forthcoming as a result of the cessation of business by Direct Air. Under an agreement between Merrick Bank and JetPay, JetPay is obligated to indemnify Merrick for all such chargebacks. While the period for presenting such chargebacks has expired under the rules of Mastercard and Visa, JetPay has not completed defending all the chargebacks that it believes to be invalid, so the actual indemnification obligation to Merrick Bank is unknown at this time. The loss is insured through a Chartis Insurance Policy for chargeback losses that names Merrick Bank as the primary insured. The policy has a limit of $25 million and a deductible of $250,000. To the extent JetPay is unsuccessful in defending the chargebacks or the chargebacks are not covered by the insurance policy, JetPay may have a liability to Merrick Bank up to the extent of such incurred chargebacks. As partial protection against any potential losses, UBPS required that, upon Closing, 3,333,333 shares of UBPS common stock that was to be paid to WLES, L.P. as part of the JetPay purchase price was placed into an escrow account with JPMorgan Chase as the trustee. The Escrow Agreement for the trust names Merrick Bank, UBPS, and WLES as parties, If JetPay faces any liability to Merrick Bank as a result of the Direct Air issue, these shares are to be used in partial or full payment for any such liability, with any remaining shares delivered to WLES. If JetPay is found to have any liability to Merrick Bank because of this issue, and these shares do not have sufficient value to fully cover such liability, the Company may be responsible for the JetPay liability.

JetPay may be forced to transfer certain merchants from Merrick Bank to a different sponsor bank. If JetPay is unable to find a different sponsor bank to process transactions with respect to such merchants, JetPay’s business and financial results could adversely be affected.

As a result of the chargebacks Merrick Bank has sustained with respect to Direct Air, JetPay may need to transfer the processing activities of certain merchants identified by Merrick Bank to other sponsor banks. Accordingly, JetPay may need to locate and contract with different sponsor bank to process the transactions of such merchants. If JetPay is unable to locate a sponsor bank to process transactions for such merchants, JetPay would be unable to process transactions for such merchants and such merchants may elect to move to a different processor instead of staying with JetPay. JetPay’s business and financial results could adversely be affected as a result.

JetPay incurs liability when its merchants refuse or cannot reimburse it for chargebacks resolved in favor of its customers, fees, fines or other assessments it incurs from the payment networks. JetPay cannot accurately anticipate these liabilities, which may adversely affect its business, financial condition and results of operations.

In the event a dispute between a cardholder and a merchant is not resolved in favor of the merchant, the transaction is normally charged back to the merchant and the purchase price is credited or otherwise refunded to the cardholder. Furthermore, such disputes are more likely to arise during economic downturns, such as the one currently taking place. If JetPay is unable to collect such amounts from the merchant's account or reserve account (if applicable), or if the merchant refuses or is unable, due to closure, bankruptcy or other reasons, to reimburse JetPay for a chargeback, JetPay may bear the loss for the amount of the refund paid to the cardholder. The risk of chargebacks is typically greater with those merchants that promise future delivery of goods and services rather than delivering goods or rendering services at the time of payment. JetPay may experience significant losses from chargebacks in the future. Any increase in chargebacks not paid by merchants could have a materially adverse effect on its business, financial condition and results of operations.

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Fraud by merchants or others could have an adverse effect on JetPay’s operating results and financial condition.

JetPay has potential liability for fraudulent bankcard transactions or credits initiated by merchants or others. Examples of merchant fraud include when a merchant knowingly uses a stolen or counterfeit bankcard or card number to record a false sales transaction, processes an invalid bankcard, or intentionally fails to deliver the merchandise or services sold in an otherwise valid transaction. Criminals are using increasingly sophisticated methods to engage in illegal activities such as counterfeit and fraud. While JetPay has systems and procedures designed to detect and reduce the impact of fraud, JetPay cannot assure the effectiveness of these measures. It is possible that incidents of fraud could increase in the future. Failure to effectively manage risk and prevent fraud would increase chargeback liability or cause them to incur other liabilities. Increases in chargebacks or other liabilities could have an adverse effect on their operating results and financial condition.

Increases in credit card network fees may result in the loss of customers or a reduction in JetPay’s earnings.

From time to time, the card networks, including Visa and MasterCard, increase the fees (interchange and assessment fees) that they charge processors such as JetPay. JetPay may attempt to pass these increases along to its merchant customers, but this strategy might result in the loss of those customers to their competitors who do not pass along the increases. If competitive practices prevent JetPay’s passing along such increased fees to its merchant customers in the future, JetPay may have to absorb all or a portion of such increases thereby increasing its operating costs and reducing its earnings.

Loss of key Independent Sales Organizations (“ISOs”) could reduce JetPay’s revenue growth.

JetPay’s ISO sales channel, which purchases and resells its end-to-end services to its own portfolio of merchant customers, is a strong contributor to its revenue growth. If an ISO switches to another transaction processor, shuts down, becomes insolvent, or enters the processing business themselves, JetPay may no longer receive new merchant referrals from the ISO, and they risk losing existing merchants that were originally enrolled by the ISO, all of which could negatively affect its revenues and earnings.

The payment processing industry is highly competitive and JetPay competes with certain firms that are larger and that have greater financial resources. Such competition could increase, which would adversely influence its prices to merchants, and as a result, its operating margins.

The market for payment processing services is highly competitive. Other providers of payment processing services have established a sizable market share in the small and mid-sized merchant processing sector. Maintaining historic growth will depend on a combination of the continued growth in electronic payment transactions and JetPay’s ability to increase its market share. The weakness of the current economic recovery could cause future growth in electronic payment transactions to slow compared to historical rates of growth. This competition may influence the prices JetPay is able to charge. If the competition causes them to reduce the prices it charges, JetPay will have to aggressively control costs in order to maintain acceptable profit margins. In addition, some of its competitors are financial institutions, subsidiaries of financial institutions or well-established payment processing companies. The competitors that are financial institutions or subsidiaries of financial institutions do not incur the costs associated with being sponsored by a bank for registration with the card networks and can settle transactions more quickly for their merchants than they can for other processors such as Jetpay. These competitors have substantially greater financial, technological, management and marketing resources than JetPay has. This may allow its competitors to offer more attractive fees to its current and prospective merchants, or other products or services that it does not offer. This could result in a loss of customers, greater difficulty attracting new customers, and a reduction in the price it can charge for its services.

There may be a decline in the use of credit cards as a payment mechanism for consumers or adverse developments with respect to the credit card industry in general.

If consumers do not continue to use payment cards as a payment mechanism for their transactions or if there is a change in the mix of payments between cash, credit cards and debit cards which is adverse to JetPay, it could have a material adverse effect on its financial position and results of operations. JetPay believes future growth in the use of credit cards will be driven by the cost, ease-of-use, and quality of products and services offered to consumers and businesses. In order to consistently increase and maintain its profitability, consumers and businesses must continue to use credit cards. Moreover, if there is an adverse development in the credit card industry in general, such as new legislation or regulation that makes it more difficult for their customers to do business, JetPay’s financial position and results of operations may be adversely affected.

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Continued consolidation in the banking and retail industries could adversely affect JetPay’s growth.

The recent economic downturn has resulted in multiple bank failures and government-encouraged consolidation. Consolidation among financial institutions, particularly in the area of credit card operations, continues to be a major risk. Specifically, JetPay faces the risk that its clients may merge with entities that are not its clients, its clients may sell portfolios to entities that are not its clients and, based on current economic conditions, its clients may be seized by banking regulators or nationalized, thereby impacting their existing agreements and projected revenues with these clients. In addition, consolidation among financial institutions has led to an increasingly concentrated client base which results in a changing client mix toward larger clients. Continued consolidations among financial institutions could increase the bargaining power of their current and future clients. Larger banks and larger merchants with greater transaction volumes may demand lower fees which could result in lower revenues and earnings for JetPay. Consolidation among financial institutions, the nationalization of financial institutions or the seizure by banking regulators of financial institutions and the resulting loss of any significant client by JetPay could have a material adverse effect on its financial position and results of operations.

Changes in the laws, regulations, credit card association rules or other industry standards affecting JetPay’s business may impose costly compliance burdens and negatively impact its businesses.

There may be changes in the laws, regulations, credit card association rules or other industry standards that affect JetPay’s operating environment in substantial and unpredictable ways in the U.S. as well as internationally. Changes to statutes, regulations or industry standards, including interpretation and implementation of statutes, regulations or standards, could increase the cost of doing business or affect the competitive balance. Regulation and proposed regulation of the payments industry has increased significantly in recent years. Failure to comply with laws, rules and regulations or standards to which JetPay is subject in the U.S. as well as internationally, including the card network rules and rules with respect to privacy and information security, may result in the suspension or revocation of a license or registration, the limitation, suspension or termination of service, and the imposition of fines, sanctions or other penalties, which could have a material adverse effect on its financial position and results of operations, as well as damage its reputation.

JetPay and the rest of the financial services industry continue to experience increased legislative and regulatory scrutiny, including the enactment of additional legislative and regulatory initiatives such as the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”). This legislation provides for significant financial regulatory reform. Dodd-Frank, among other things, provides for the regulation and oversight by the Federal Reserve Board of debit interchange fees that are typically paid by acquirers and charged or received by a payment card network for the purpose of compensating an issuer for its involvement in an electronic debit transaction. Dodd-Frank also created a new Consumer Financial Protection Bureau with responsibility for most federal consumer protection laws in the area of financial services, including consumer credit. In addition, Dodd-Frank created a Financial Stability Oversight Council that has the authority to determine whether nonbank financial companies should be supervised by the Federal Reserve Board because they are systemically important to the U.S. financial system. Any such designation would result in increased regulatory burdens on our business. The overall impact of Dodd-Frank on our business is difficult to estimate. Current and future regulations as a result of Dodd-Frank may adversely affect our business or operations, directly or indirectly (if, for example, its clients’ businesses and operations are adversely affected).

Changes to legal rules and regulations, or interpretation or enforcement thereof, could have a negative financial effect on JetPay’s business. In addition, even an inadvertent failure to comply with laws and regulations, as well as rapidly evolving social expectations of corporate fairness, could damage JetPay’s business or its reputation.

Risks associated with reduced levels of consumer and business spending could adversely affect JetPay’s business, financial condition and results of operations.

The electronic payments industry depends heavily on the overall level of consumer and business spending. Significant portions of JetPay’s revenue and earnings are derived from fees from processing consumer credit card and debit card transactions. JetPay is exposed to general economic conditions that affect consumer confidence, consumer spending, consumer discretionary income or changes in consumer purchasing habits. A sustained deterioration in general economic conditions, particularly in the United States, or increases in interest rates may adversely affect their financial performance by reducing the number or average purchase amount of transactions made using electronic payments. A reduction in the amount of consumer spending could result in a decrease in their revenue and profits. If cardholders of their financial institution clients make fewer transactions with their cards, JetPay’s merchants make fewer sales of their products and services using electronic payments or people spend less money per transaction, JetPay will have fewer transactions to process at lower dollar amounts, resulting in lower revenue.

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A further weakening in the economy could have a negative impact on JetPay’s clients, as well as its customers who purchase products and services using its payment processing systems, which could, in turn, negatively impact its business, financial condition and results of operations, particularly if the recessionary environment disproportionately affects some of the discretionary market segments that represent a larger portion of its payment processing volume. In addition, a further weakening in the economy could force retailers to close, resulting in exposure to potential credit losses and future transaction declines. Furthermore, credit card issuers have been reducing credit limits, closing accounts, and more selective with respect to whom they issue credit cards. JetPay also has a certain amount of fixed and semi-fixed costs, including rent, debt service, processing contractual minimums and salaries, which could limit their ability to quickly adjust costs and respond to changes in their businesses and the economy. Changes in economic conditions could also adversely impact their future revenues and profits and cause a materially adverse effect on their businesses, financial conditions and results of operations.

Governmental regulations designed to protect or limit access to consumer information could adversely affect JetPay’s ability to effectively provide its services to merchants.

Governmental bodies in the United States and abroad have adopted, or are considering the adoption of, laws and regulations restricting the transfer of, and requiring safeguarding of, non-public personal information. For example, in the United States, all financial institutions must undertake certain steps to ensure the privacy and security of consumer financial information. While their operations are subject to certain provisions of these privacy laws, JetPay has limited its use of consumer information solely to providing services to other businesses and financial institutions. In connection with providing services to its clients, JetPay is required by regulations and contracts with their merchants and financial institution clients to provide assurances regarding the confidentiality and security of non-public consumer information. These contracts require periodic audits by independent companies regarding its compliance with industry standards and also allow for similar audits regarding best practices established by regulatory guidelines. The compliance standards relate to their infrastructure, components and operational procedures designed to safeguard the confidentiality and security of non-public consumer personal information shared by its clients with JetPay. Its ability to maintain compliance with these standards and satisfy these audits will affect its ability to attract and maintain business in the future. If JetPay fails to comply with these regulations, it could be exposed to suits for breach of contract or to governmental proceedings. In addition, its client relationships and reputation could be harmed, and JetPay could be inhibited in their ability to obtain new clients. If more restrictive privacy laws or rules are adopted by authorities in the future on the federal or state level, their compliance costs may increase, their opportunities for growth may be curtailed by their compliance capabilities or reputational harm and their potential liability for security breaches may increase, all of which could have a material adverse effect on their businesses, financial conditions and results of operations.

Recent Visa and MasterCard settlement may result in a decline in the use of credit cards as a payment mechanism.

In July 2012, Visa and MasterCard agreed to settle litigation in a class action suit by almost 7 million merchants. If approved by the court, the settlement will, among other things, allow all merchants to pass on the cost of using credit cards to consumers, something that merchants were not previously permitted to do. The result will be that consumers using credit cards in approximately 40 states which do not prohibit credit card surcharges may pay a higher price for goods and services than consumers using other payment mechanisms. As a result, consumers will have an incentive to use cash or other payment mechanisms instead of credit cards. If consumers do not continue to use payment cards as a payment mechanism for their transactions or if there is a change in the mix of payments between cash, credit cards and debit cards which is adverse to JetPay, it could have a material adverse effect on its financial position and results of operations.

JetPay may be adversely impacted by any failure of third-party service providers to perform their functions.

As part of providing services to clients, JetPay relies on a number of third-party service providers. These service providers include, but are not limited to, communications providers, electric utilities, payment networks like Visa, MasterCard, American Express, and Discover, and banks used to electronically transfer funds to merchants. Failure by these service providers, for any reason, to deliver their services in a timely manner could result in material interruptions to its operations, impact client relations, and result in significant penalties or liabilities to JetPay.

JetPay may become the target for criminal activity designed to obtain cardholder information.

JetPay is required to retain cardholder information for facilitating transactions or performing servicing for consumers. While JetPay has been certified as compliant with all Payment Card Industry security requirements and have advanced systems for protecting such data including encryption and tokenization, there is no guarantee that these systems will be effective in the future. A breach of these systems could lead to significant liability, fines, and additional costs to JetPay.

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Risk Factors Related to the ADC Entities

ADC’s systems may be subject to disruptions that could adversely affect its business and reputation.

Many of ADC’s businesses are highly dependent on its ability to process, on a daily basis, a large number of complicated transactions. ADC relies heavily on its payroll, financial, accounting and other data processing systems. If any of these systems fails to operate properly or becomes disabled even for a brief period of time, ADC could suffer financial loss, a disruption of their businesses, liability to clients, regulatory intervention or damage to its reputation. ADC has disaster recovery plans in place to protect its business against natural disasters, security breaches, military or terrorist actions, power or communication failures or similar events. Despite preparations, ADC’s disaster recovery plans may not be successful in preventing the loss of client data, service interruptions, disruptions to its operations, or damage to its important facilities.

Political and economic factors may adversely affect ADC’s business and financial results.

Trade, monetary and fiscal policies, and political and economic conditions may substantially change, and credit markets may experience periods of constriction and volatility. When there is a slowdown in the economy, employment levels and interest rates may decrease with a corresponding impact on ADC’s businesses. Clients may react to worsening conditions by reducing their spending on payroll and other outsourcing services or renegotiating their contracts with ADC.

ADC invests client funds in liquid, government-backed securities. Nevertheless, its client fund assets are subject to general market, interest rate, credit, and liquidity risks. These risks may be exacerbated, individually or in unison, during periods of unusual financial market volatility.

ADC is dependent upon various large banks to execute Automated Clearing House and wire transfers as part of its client payroll and tax services. While ADC has contingency plans in place for bank failures, a systemic shutdown of the banking industry would impede their ability to process funds on behalf of their payroll and tax services clients and could have an adverse impact on its financial results and liquidity.

ADC may not be able to keep pace with changes in technology or provide timely enhancements to our products and services.

To maintain its growth strategy, ADC must adapt and respond to technological advances and technological requirements of its clients. ADC’s future success will depend on its ability to enhance capabilities and increase the performance of its internal use systems, particularly its systems that meet its clients’ requirements. ADC continues to make significant investments related to the development of new technology. If its systems become outdated, ADC may be at a disadvantage when competing in its industry. There can be no assurance that its efforts to update and integrate systems will be successful. If ADC does not integrate and update its systems in a timely manner, or if its investments in technology fail to provide the expected results, there could be a material adverse effect to ADC’s business and results of operations.

ADC’s services may be adversely impacted by changes in government regulations and policies.

Many of ADC’s services, particularly payroll tax administration services are designed according to government regulations that continually change. Changes in regulations could affect the extent and type of benefits employers are required, or may choose, to provide employees or the amount and type of taxes employers and employees are required to pay. Such changes could reduce or eliminate the need for some of ADC’s services and substantially decrease its revenue. Added requirements could also increase ADC’s cost of doing business. Failure to educate and assist ADC’s clients regarding new or revised legislation that impacts them could have an adverse impact on its reputation. Failure by ADC to modify their services in a timely fashion in response to regulatory changes could have a material adverse effect on its business and results of operations.

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Interest earned on funds held for clients may be impacted by changes in government regulations mandating the amount of tax withheld or timing of remittance.

ADC receives interest income from investing client funds collected but not yet remitted to applicable tax or regulatory agencies or to client employees. A change in regulations either decreasing the amount of taxes to be withheld or allowing less time to remit taxes to applicable tax or regulatory agencies would adversely impact this interest income.

ADC may be adversely impacted by any failure of third-party service providers to perform their functions.

As part of providing services to clients, ADC relies on a number of third-party service providers. These service providers include, but are not limited to, couriers used to deliver client payroll checks and banks used to electronically transfer funds from clients to their employees. Failure by these service providers, for any reason, to deliver their services in a timely manner could result in material interruptions to ADC’s operations, impact client relations, and result in significant penalties or liabilities to ADC.

Risks Related to Our Business and Our Common Stock

We received notice that we may be delisted from Nasdaq for failure to comply with the requirement that Special Purpose Acquisition Companies re-register as part of their initial business combination. We have met all the listing requirements except for having a minimum of 300 round-lot shareholders. If we lose our appeal with respect to our failure to comply with Rule IM-5101-2 we may be delisted.

The Nasdaq quantitative listing standards, require, among other things, that at the time of their initial business combination, special purpose acquisition corporations meet all initial listing requirements, including having a minimum of 300 round-lot shareholders at time of approval of their listing. On December 21, 2012 in anticipation of our initial business combination, we applied for relisting under the NASDAQ requirements, but such approval had not been granted prior to the close of the transaction on December 28, 2012. On December 28, 2012, we received a letter from Nasdaq indicating that Nasdaq believed that we did not comply with IM-5101-2 as a result of such failure to obtain approval. Nasdaq advised that such failure serves as a basis for delisting. We had until January 4, 2013 to appeal the delisting decision in front of a Nasdaq Hearings Panel. We appealed such decision prior to such date and attended a hearing on March 7, 2013, at which time we provided evidence of having at least 274 round-lot holders and a detailed plan to obtain at least 300 round-lot holders. As a result of our appeal, Nasdaq has granted us an extension until April 15, 2013 to provide evidence of having at least 300 round-lot holders. If we are unable to provide such evidence at such time, we will be delisted.

If we are unable to finance our business, we may need to seek capital at unfavorable terms and our stock price may decline as a result thereof.

Our capital requirements include working capital for daily operations, including expenditures to maintain our technology platforms. While our operations currently generate sufficient cash flow to satisfy our current operating needs and our debt service requirements, a portion of our monthly cash flow is currently being held in a reserve account controlled by Merrick Bank, one of JetPay’s sponsor banks as a result of the Direct Air chargeback matter described above. At February 28, 2013, total cash reserves held by Merrick Bank related to the Direct Air matter were $2.9 million, net of $500,000 of funds released to us from the reserve account in February 2013. Additionally, Merrick Bank continues to deposit approximately $240,000 per month of JetPay’s current cash flow into the reserve account. While we continue to defend the chargeback claims and work with Merrick Bank to release additional cash reserves, there can be no assurance as to the timing of this cash release. Additionally, we are working with other banking institutions to obtain as an alternative sponsoring bank to Merrick Bank, which would immediately allow JetPay to utilize its full monthly cash flow. Lastly, we assumed a note in connection with the acquisition of JetPay for $6.0 million, which has a final principal payment of $5.9 million maturing on December 28, 2013. We are currently working on alternative financing sources to pay off this debt but there can be no assurances that we will be able do so on favorable terms and the price of our common stock may decline as a result thereof. Additionally, such debt can be converted into our common stock at the average of the trading price of our common stock over the 10 days preceding the notice to convert if we are unable to pay such debt when it matures. If the price is below the $5.15 price at which our 12% note holders can convert, we would be required to adjust their conversion price downwards which could also create potential dilution for our other shareholders.

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We may discover or otherwise become aware of adverse information regarding our acquired business, and we may be required subsequently to take write-downs or write-offs, restructuring, and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price. Any such development could cause you to lose some or all of your investment.

We conducted a due diligence investigation of the businesses we acquired, and intend to do the same with any business we consider in the future. Intensive due diligence is time consuming and expensive due to the operations, accounting, finance and legal professionals who must be involved in the due diligence process. Even if we conduct extensive due diligence on a target business, and despite the due diligence performed on the acquired companies. We cannot assure you that this process has identified or will identify all material issues that may be present inside a particular target business, or that factors outside of the target’s business and our control will not later arise. If our due diligence investigation fails to identify material issues relating to a target business, industry or the environment in which the target business operates, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if these charges may be non-cash items and may not adversely affect our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming debt held by a target business or by virtue of our otherwise obtaining debt financing.

Due to their simultaneous acquisition we may not be successful in the integration of the acquired entities.

We acquired two formerly privately-held companies simultaneously each of which has different financial systems, operating procedures and personnel policies, among other differences. Since part of our strategy relies on the cross-selling of each company’s products and services to the other, a seamless integration of the two entities is critical to our success. Due to the differences between the two entities, we may be unable to execute these integrations in a timely or cost-effective manner, and our business and financial results could adversely be affected as a result.

We have been a development stage company with no operating history. Accordingly, you will not have any basis on which to evaluate our ability to achieve our business objective.

We have been a development stage company with no operating results prior to the acquisitions of JetPay and ADC. Since we did not have any prior operating history, you will have no basis upon which to evaluate our ability to achieve our business objectives, or ability to integrate or manage the companies acquired in the Completed Transactions, or implement the other elements of our strategy.

We are dependent upon Mr. Shah, and his loss could adversely affect our ability to operate.

Our operations are dependent upon a relatively small group of individuals and, in particular, upon our Chief Executive Officer and chairman of the board, Mr. Shah. We believe that our success depends on the continued service of Mr. Shah. In addition, Mr. Shah is not required to commit any specified amount of time to our affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities. We do not have an employment agreement with, or key-man insurance on the life of, Mr. Shah. The unexpected loss of the services of Mr. Shah could have a detrimental effect on our company.

We compete with many companies, some of whom are more established and better capitalized than us.

We compete with a variety of companies on an international basis. Some of these companies are larger and better capitalized than us. There are also few barriers for entry into our markets and thus above average profit margins will likely attract additional competitors. Our competitors may develop products and services that are superior to, or have greater market acceptance than, our products and services. For example, many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources and larger customer bases than ours. These factors may allow our competitors to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Our competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies, which may allow them to offer superior products and services.

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Our stock price has been, and likely will continue to be, volatile and an investment in our common stock may suffer a decline in value.

The market price of our common stock has in the past been, and is likely to continue in the future to be, volatile. That volatility depends upon many factors, some of which are beyond our control, including:

•	announcements regarding the results of expansion or development efforts by us or our competitors;
•	announcements regarding the acquisition of businesses or companies by us or our competitors;
•	technological innovations or new products and services developed by us or our competitors;
•	issuance of new or changed securities analysts’ reports and/or recommendations applicable to us or our competitors;
•	additions or departure of our key personnel;
•	operating losses by us; and
•	actual or anticipated fluctuations in our quarterly financial and operating results and degree of trading liquidity in our common stock.

One or more of these factors could cause a decline in our revenues and income or in the price of our common stock, thereby reducing the value of an investment in our Company.

Our policy of not paying cash dividends on our common stock could negatively affect the price of our common stock.

We have not paid in the past, and do not expect to pay in the foreseeable future, cash dividends on our common stock. We expect to reinvest in our business any cash otherwise available for dividends. Our decision not to pay cash dividends may negatively affect the price of our common stock.

Changes in laws or regulations, or failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, by any of the persons referred to above could have a material adverse effect on our business and results of operations.

The reporting requirements of being a publicly-traded company increase our overall operating costs and subject us to increased regulatory risk.

As a publicly-traded company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the listing requirements of the NASDAQ Stock Market LLC. Section 404 of the Sarbanes-Oxley Act requires that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to assess the effectiveness of our internal control over financial reporting, which is expensive and requires the attention of our limited management resources. The various financial reporting, legal, corporate governance and other obligations associated with being a publicly-traded company require us to incur significant expenditures and place additional demands on our management, administrative, operational, and financial resources. If we are unable to comply with these requirements in a timely and effective manner, we and/or our executive officers may be subject to sanctions by the SEC, and our ability to raise additional funds in the future maybe impaired and ultimately affects our business. We will continue to incur additional expenses as a result of being a publicly traded company.

Future issuances of shares of our common stock may cause our stock price to decline, even if our business is doing well.

The issuance of a significant number of shares of our common stock, or the perception that such future sales could occur, particularly with respect to sales by our directors, executive officers, and other insiders or their affiliates, could materially and adversely affect the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities at a price we deem appropriate.

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If we raise additional capital in the future, your ownership in us could be diluted.

Any issuance of additional equity we may undertake in the future could cause the price of our common stock to decline, or require us to issue shares at a price that is lower than that paid by holders of our common stock in the past, which would result in those shares being dilutive. If we obtain funds through a credit facility or through the issuance of debt or preferred securities, these securities would likely have rights senior to your rights as a common stockholder, which could impair the value of our common stock.

Insiders and affiliates continue to have substantial control over us, which could delay or prevent a change in control.

As of March 15, 2013, our directors and named executive officers, together with their affiliates, beneficially owned, in the aggregate, approximately 46.7% of the outstanding shares of our common stock. As a result, these stockholders, acting together, may have the ability to delay or prevent a change in control that may be favored by other stockholders and otherwise exercise significant influence over all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including:

•	the appointment of directors;
•	the appointment, change or termination of management;
•	any amendment of our certificate of incorporation or bylaws;
•	the approval of acquisitions or mergers and other significant corporate transactions, including a sale of substantially all of our assets; or
•	the defeat of any non-negotiated takeover attempt that might otherwise benefit the public stockholders.

A significant number of shares of our common stock are subject to issuance upon conversion of outstanding convertible notes, which upon such exercise would result in dilution to our security holders.

On December 28, 2012, we issued $10 million in convertible notes to certain investors. Upon the terms of those notes, the note investors have the option to convert the amounts outstanding under the notes into an aggregate of 1,941,748 shares of our common stock based upon a conversion price of $5.15 per share. The conversion price and/or the number of shares issuable upon conversion of such convertible notes may be adjusted in certain circumstances and subject to certain limitations, including upon the issuance of common stock below the current market price of our stock, certain subdivisions or combinations of the common stock, and the issuance of certain stock dividends. In addition, on December 28, 2012, we assumed a $6,000,000 convertible note, the terms of which allow the holder to convert the amounts outstanding under the note into an aggregate of 1,000,000 shares of our common stock based upon a conversion price of $6.00 per share. Although we cannot determine at this time which of these convertible notes will ultimately be exercised, it is reasonable to assume that the investors will seek conversion of the notes if the conversion price thereof is below the market price of our common stock at the time of exercise. To the extent any of our outstanding convertible notes are exercised, additional shares of our common stock will be issued that will be eligible for resale in the public market, which will result in dilution to our security holders. The issuance of additional securities could also have an adverse effect on the market price of our common stock.

We may not be able to maintain this registration statement of which this prospectus forms a part to be effective, which could impact the liquidity of our common stock.

Under the terms of the registration rights granted to certain of our investors, we are obligated to include the shares of common stock being registered in this prospectus in an effective registration statement. The registration statement of which this prospectus forms a part is intended to satisfy these obligations.  We intend to use our best efforts to maintain the registration statement to be effective, but may not be able to do so. We cannot assure you that no stop order will be issued, or if such a stop order is issued, we will be able to amend the registration statement to defeat the stop order.  If the registration statement is not effective, investors’ ability to sell the shares of common stock underlying this prospectus will be limited, which would have a material adverse effect on the liquidity of our common stock.

Our amended and restated certificate of incorporation, our amended and restated bylaws and Delaware law contain provisions that could discourage, delay or prevent a change in our control or our management.

Provisions of our amended and restated certificate of incorporation, bylaws and the laws of Delaware, the state in which we are incorporated, may discourage, delay or prevent a change in control of us or a change in management that stockholders may consider favorable. These provisions:

•	establish a classified, or staggered, Board of Directors, so that not all members of our board may be elected at one time;
•	limit who may call a special meeting of stockholders;
•	establish advance notice requirements for nominations for election to our Board of Directors or for proposing matters that can be acted upon at stockholder meetings;
•	prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and
•	provide our Board of Directors with the ability to designate the terms of and issue new series of preferred stock without stockholder approval.

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These provisions could discourage proxy contests and make it more difficult for you and other stockholders to remove and elect directors and take other corporate actions. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “forecast,” “potential,” “likely” or “possible”, as well as the negative of such expressions, and similar expressions intended to identify forward-looking statements. There may be events in the future that we are unable to predict accurately, or over which we have no control. Before you purchase our securities, you should read this prospectus and the documents that we reference or incorporate by reference in this prospectus, or registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. Our business, financial condition, results of operations, and prospects may change. We may not update these forward-looking statements, even though our situation may change in the future, unless we have obligations under the federal securities laws to update and disclose material developments related to previously disclosed information. We qualify all of the information presented or incorporated by reference in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares being offered pursuant to this prospectus. The selling stockholders will receive the proceeds of such sales. See “Selling Stockholders”.

SELLING STOCKHOLDERS

Prior to the IPO, our initial stockholders purchased 3,450,000 shares of common stock (of which 450,000 initial shares were forfeited by them when the underwriters’ over-allotment option expired unexercised) for an aggregate consideration of $25,000. Such shares were issued in a private placement. Upon consummation of our initial business combination, certain of our initial stockholders agreed to transfer 649,619 of such shares to certain investors. Certain of our initial stockholders also granted options to purchase up to 386, 311 shares of our common stock to affiliates of Wellington Capital Management Company, LLP on December 28, 2012. Such options were issued pursuant to an Option Issuance Agreement with us and Wolf Creek Investors (Bermuda) L.P. and an Option Issuance Agreement with us and Wolf Creek Partners, L.P, each dated as of December 17, 2012.

In connection with the consummation of our initial business combination and the Warrant Termination Agreement dated as of December 28, 2012 with Continental Stock Transfer & Trust Company, we converted all of our issued and outstanding warrants into shares of our common stock. As a result of such conversion, 18,960,000 warrants were converted into 2,527,359 shares of our common stock on December 28, 2012.

As partial consideration to the selling stockholders of JetPay and ADC, in connection with the consummation of our initial business combination, we issued 4,666,667 shares of our common stock in a private placement on December 28, 2012.

Also in connection with our initial business combination, we issued Secured Convertible Promissory Notes pursuant to a Secured Convertible Note Agreement, dated as of December 28, 2012 with Special Opportunities Fund, Inc., R8 Capital Partners, LLC, Bulldog Investors General Partnership, Ira Lubert, Mendota Insurance Company and American Services Insurance Company, Inc. Pursuant to the Secured Convertible Promissory Notes, such investors can convert amounts outstanding under the notes into an aggregate of 1,941,748 shares, subject to certain adjustments. In addition, on December 28, 2012, we assumed a $6,000,000 convertible note in favor of Ten Lords Ltd., the terms of which allow the holder to convert the amounts outstanding under the note into an aggregate of 1,000,000 shares of our common stock based upon a conversion price of $6.00 per share.

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We are registering the above-referenced shares to permit each of the selling stockholders and their pledgees, donees, transferees or other successors-in-interest that receive their shares after the date of this prospectus to resell the shares in the manner contemplated under the “Plan of Distribution.”

The following table sets forth the name of each selling stockholder, the number of shares owned by each of the respective selling stockholders, the number of shares that may be offered under this prospectus and the number of shares of our common stock owned by the selling stockholders assuming all of the shares covered hereby are sold.

The number of shares in the column “Shares Offered” represents all of the shares that a selling stockholder may offer under this prospectus, and assumes the cash exercise of all the warrants for common stock. The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares. We also do not know if the selling stockholders will exercise any warrants. The shares covered hereby may be offered from time to time by the selling stockholders.

Except as otherwise disclosed below or in the footnotes to the following table, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us. WLES, L.P., C. Nicholas Antich, Carol A. Anitch, Wellington Capital Management Company, LLP and Ira Lubert, individually or with their affiliates, hold more than 5% of our outstanding capital stock. Mr. Trent Voigt, CEO of JetPay and one of our named executive officers, is the sole member of WLES, LP. Mr. C. Nicholas Antich is CEO of ADC and one of our named executive officers.

Based on the information provided to us by the selling stockholders, none of the selling stockholders is, or is affiliated with, a broker-dealer.

The information set forth below is based upon information provided by each respective selling stockholder and information filed by the selling stockholders with the SEC, including information filed on Form 4, Schedule 13D or Schedule 13G. The percentages of shares owned are based on 14,470,842 shares of our common stock outstanding, which includes the shares issued pursuant to the full conversion of the convertible notes.

In the table below, the number of shares of common stock owned before and after the offering represent shares directly held by each selling stockholder, except to the extent otherwise indicated in the footnotes. The footnotes also disclose all other shares beneficially owned by the selling stockholders. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares that the selling stockholder has the right to acquire within 60 days. The affiliates of Wellington Capital Management, LLP have agreed to limit their ability to exercise the options granted to purchase up to 386,311 shares of our common stock to the extent as a result of such exercise, Wellington Capital Management, LLP would be deemed to be the beneficial owner of more than 9.9% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders may exceed the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of shares of common stock.

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	Shares Owned Prior to the Offering		Shares Offered	Shares Owned After the Offering
Name	Number	Percent	Number	Number	Percent
WLES, L.P. (1)	3,666,667	25.4%	3,666,667	-	*
Ira Lubert (2)	1,504,762	10.4%	1,504,762	-	*
Wellington Management Company, LLP (3)	1,150,428	8.0%	-	1,150,428	8.0%
Ten Lords Ltd. (4)	1,000,000	6.9%	1,000,000	-	*
R8 Capital Partners, LLC (5)	857,143	5.9%	857,143	-	*
C. Nicholas Antich (6)	838,840	5.8%	838,840	-	*
Shah Trust	733,171	5.1%	733,171	-	*
Mendota Insurance Company (5)	638,350	4.4%	638,350	-	*
Bipin C. Shah (2)	347,731	2.4%	347,731	-	*
Bulldog Investors General Partnership (5)	342,913	2.4%	342,913	-	*
American Service Insurance Company, Inc. (5)	319,175	2.2%	319,175	-	*
Peter Davidson (2)	202,997	1.4%	202,997	-	*
Jonathan M. Lubert (2)	163,404	1.1%	153,404	10,000	*
Eric C. Antich	93,340	*	93,340	-	*
Valerie Phillips	91,750	*	91,750	-	*
Douglas Anderson	78,416	*	78,416	-	*
Lynn N. McCausland	67,820	*	67,820	-	*
Anna Hassold	61,166	*	61,166	-	*
Special Opportunities Fund, Inc. (5)	45,436	*	45,436	-	*
Eric Van Der Vlugt	44,166	*	44,166	-	*
Thomas McHugh	39,208	*	39,208	-	*
Arlene McHugh Trust	39,208	*	39,208	-	*
Arthur F. Ryan (2)	41,213	*	40,213	1,000	*
Frederick S. Hammer (2)	40,213	*	40,213	-	*
Robert Palmer (2)	40,213	*	40,213	-	*
Richard S. Braddock (2)	40,213	*	40,213	-	*
Roland Bullard	30,583	*	30,583	-	*
Douglas Rainey	17,666	*	17,666	-	*
Dipak Shah	17,666	*	17,666	-	*
Jan Monster	17,392	*	17,392	-	*
Fred R. Adams	15,291	*	15,291	-	*
Tony Newshel	10,000	*	10,000	-	*
William M. Dougherty	9,175	*	9,175	-	*
John W. Piasecki	6,116	*	6,116	-	*
Other Public Warrantholders	1,695,370	11.7%	1,695,370	-	*
Total	14,307,202	98.9%	13,145,774	1,161,428	8.0%

*	Represents less than 1%.

(1)	The general partner of WLES, L.P is Transaction Guy & The Triumphant Ones, L.L.C., a Texas limited liability company. The controlling members of the general partner are Trent R. Voigt and Sue Lynn Voigt, husband and wife and individual residents of the State of Texas.

(2)	Includes 386,811 shares of common stock eligible to be purchased by Wellington at their option under Note 2 above, as follows: Ira Lubert 107,314 shares, Bipin C. Shah 189,035 shares, Peter B. Davidson 35,502 shares, Jonathan Lubert 26,828 shares, and Messrs Frederick Hammer, Arthur Ryan, Robert Palmer, and Richard Braddock 7,033 shares each.

(3)	Assumes that the exclusion of 386,811 shares of common stock issuable upon exercise of options held by certain investment advisory clients because each of the options provides that the holder thereof does not have the right to exercise the option to the extent (but only to the extent) that such exercise would result in it or any of its affiliates beneficially owning more than 9.9% of the common stock.

(4)	Includes 1,000,000 shares subject to conversion at the option of Ten Lords Ltd.

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(5)	Includes 1,941,748 shares subject to conversion of secured convertible notes in the amounts of 194,175 for American Service Insurance Company, Inc., 388,350 each for Mendota Insurance Company and Ira Lubert, 342,913 for Bulldog Investors General Partnership, 45,436 for Special Opportunities Fund, Inc. and 582,524 by R8 Capital Partners, LLC, each at the holder’s option.

(6)	Includes 204,420 shares beneficially owned by Mrs. Carol A. Antich, the wife of Mr. C. Nicholas Antich, 404,480 shares owned by Mr. C. Nicholas Antich and Carol A. Antich, as Tenants by the Entireties and 25,520 shares owned Brittany N. McCausland Trust u/a 2/17/99, of which Mr. and Mrs. Antich are the trustees and on whose behalf Mr. and Mrs. Antich have the right to act.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein include donees, pledgees, transferees or other successors-in-interest selling shares of our common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	on the Nasdaq Capital Market (or any other exchange on which the shares may be listed);
•	on the over-the-counter market;
•	“at the market” or through market makers or into an existing market for the shares;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account ;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	sales pursuant to Rule 144;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b) or under any applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

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In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may, in turn, engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker- dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have borne and will bear all of the costs, expenses and fees incurred in connection with the registration of the shares of common stock hereunder, other than any commissions, discounts or other fees payable to broker-dealers in connection with any sale of shares, which will be borne by the selling stockholder selling such shares of common stock. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act and state securities laws, in connection with the shares offered by this prospectus.

In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders may be subject to the anti-manipulation rules of Regulation M, which may limit the timing of purchases and sales of shares of our common stock by such selling stockholders.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”), as required. You may read and copy any materials we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants who file electronically with the SEC.

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This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site (http://www.sec.gov).

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus but before the termination of any offering made under this prospectus and accompanying prospectus:

•	our annual report on Form 10-K for the fiscal year ended September 30, 2012, filed with the SEC on January 14, 2013;

•	our definitive proxy statement filed with the SEC on November 13, 2012;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2012, filed with the SEC on August 14, 2012;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 15, 2012;

•	our quarterly report on Form 10-Q for the quarter ended December 31, 2011, filed with the SEC on February 14, 2012;

•	our current reports on Form 8-K, filed with the SEC on February 12, 2013 and January 22, 2013; and

•	the description of our Common Stock contained in the registration statement on Form 8-A, filed on May 9, 2011.

Upon oral or written request and at no cost to the requester, we will provide to any person, including a beneficial owner, to whom a prospectus is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. All requests should be made to: Universal Business Payment Solutions Acquisition Corporation, 1175 Lancaster Avenue, Suite 100, Berwyn, PA, 19132, Attn: Gregory Krzemien. You should rely only on the information incorporated by reference or provided to you in this prospectus. We have not authorized anyone to provide you with any other or different information. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by Dechert LLP, Philadelphia, Pennsylvania.

EXPERTS

The consolidated financial statements of UPBS appearing in UBPS’s Annual Report (Form 10-K) for the year ended September 30, 2012, have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNIVERSAL BUSINESS PAYMENT SOLUTIONS ACQUISITION CORPORATION

Date: March 18, 2013	By:	/s/ Bipin C. Shah
Name: Bipin C. Shah
Title: Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Know all persons by these presents, that each person whose signature appears below constitutes and appoints Bipin C. Shah and Gregory M. Krzemien, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to this Report, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them or their substitute or substituted, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirement of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

	Signature	Title	Date

By:	/s/ Bipin C. Shah	President, Chief Executive Officer and Director	March 18, 2013
	Bipin C. Shah	(principal executive officer)

By:	/s/ Gregory M. Krzemien	Chief Financial Officer	March 18, 2013
	Gregory M. Krzemien	(principal financial officer and principal accounting officer)

By:	/s/ Peter Davidson	Chief Marketing Officer and Secretary	March 18, 2013
Peter Davidson

By:	/s/ Frederick S. Hammer	Director	March 18, 2013
Frederick S. Hammer

By:	/s/ Jonathan M. Lubert	Director	March 18, 2013
Jonathan M. Lubert

By:	/s/ Robert Palmer	Director	March 18, 2013
Robert Palmer

By:	/s/ Arthur F. Ryan	Director	March 18, 2013
Arthur F. Ryan

By:	/s/ Richard S. Braddock	Director	March 18, 2013
Richard S. Braddock

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EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

5.1	Opinion of Dechert LLP as to legality of shares of common stock to be offered (filed herewith).

23.1	Consent of Dechert LLP (included in their opinion in Exhibit 5.1).

23.2	Consent of Marcum LLP, independent registered public accounting firm (filed herewith).

24.1	Powers of Attorney (included with the signatures to this Registration Statement on Form S-3).

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